Exhibit 99.1

For Release 1:00 p.m. PT
August 21, 2009

Iteris, Inc. Adopts Stockholder Rights Plan

SANTA ANA, Calif. – August 21, 2009 – Iteris, Inc. (NYSE Amex: ITI), a leader in the traffic management market that focuses on the application and development of advanced technologies, today announced that its Board of Directors adopted a stockholder rights plan.  The plan calls for preferred stock purchase rights to be distributed, as a dividend, at the rate of one Right for each share of common stock held as of the close of business on September 3, 2009.

“The Rights are intended to enable all of the Company’s shareholders to realize the long-term value of their investment,” stated Mr. Abbas Mohaddes, president and chief executive officer of Iteris.  “The Rights are designed to assure that all of the Company’s shareholders receive fair and equal treatment in the event of any proposed takeover and to provide the Board with sufficient time to consider any and all alternatives to such action. These Rights are not being adopted in response to any specific takeover threat, but rather are a response to the general economic environment and stock market valuations that we believe do not truly reflect the Company’s long-term potential.”

Each Right will entitle holders of common stock to buy one one-thousandth of a share of Series A Junior Participating Preferred Stock.  Initially, the Rights will trade with the Company’s common stock and will not be exercisable until a person or group acquires 15% or more of the Company’s common stock.  The Rights will expire on August 20, 2019 unless the Rights are earlier redeemed or exchanged in accordance with the rights plan or the rights plan is terminated by the Board of Directors.

Additional information regarding the rights plan and the Rights will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company will be filing with the Securities and Exchange Commission (the “SEC”).

About Iteris, Inc.

Iteris, Inc. is a leader in the traffic management market focused on the development and application of advanced technologies that reduce traffic congestion, minimize the environmental impact of traffic congestion, and improve the safety of surface transportation systems infrastructure. Combining outdoor image processing, traffic engineering, and information technology, Iteris offers a broad range of Intelligent Transportation Systems and driver safety solutions to customers worldwide. Iteris is headquartered in Santa Ana, California, with offices throughout North America, Europe, and Asia. Investors are encouraged to contact us at 888-329-4483, or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  This news release contains forward-looking statements based on our current expectations and certain assumptions made by us.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words are intended to identify forward-looking statements.  Such statements speak only as of the date hereof and are subject to change.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.  These statements include, but are not limited to, statements about the expected benefits of the stockholder rights plan and the Company’s long-term potential.  Further information on Iteris, including risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

###

Contacts:

Investor Relations

Brett Mass, 646-536-7331

brett@haydenir.com

Iteris, Inc.

James S. Miele, 949-270-9400

iteris@iteris.com